FOR IMMEDIATE RELEASE

TORRENT’S SECOND EXPLORATION PROJECT NOW INCLUDES 130,000 ACRES IN WASHINGTON STATE

Seattle, Washington – May 22, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) announces the following developments from its wholly owned operating subsidiary, Cascadia Energy Corp. (“Cascadia”). Further to the announcements on August 17, 2005 and November 22, 2005, Cascadia provides this update regarding additions to its land holdings for the natural gas from coal exploration program being assembled in Cowlitz and Lewis Counties, Washington.

As part of its ongoing exploration effort focused on gas contained within the various coal seams in southwestern Washington, Cascadia recently concluded negotiations for a Lease Option Agreement with Pope Resources, LP. The agreement provides Cascadia with the right to earn oil and gas leases covering up to 15,280 acres of mineral rights interests held by Pope in this area. These lands are located in the same general area where Cascadia last year announced a similar lease option arrangement covering 100,000 acres owned by a forest products company. In addition to the State of Washington Trust lands covering another 15,000 acres, Cascadia now has a direct exploration lease land potential of over 130,000 acres.

Cascadia and its Colorado based 40% joint venture partner, St Helens Energy, LLC, a wholly owned subsidiary of Comet Ridge USA, Inc., have been assembling and evaluating technical data focused on this area including previous well drilling results, coal mining activity, seismic and other geophysical information.

John Carlson, President and CEO of Torrent, states,”Cascadia and St Helens expect to drill as many as four exploratory or stratigraphic wells in this area later this year to test various coals underlying portions of the acreage for coal thicknesses, gas content and predictability.

About Torrent Energy Corporation

Torrent Energy Corporation is an exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of land. The Company’s Washington subsidiary, Cascadia Energy Corp., is focused on two projects in southwestern Washington State where it hold substantial lease and lease option commitments. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that we have the right to earn oil and gas leases covering up to 15,280 acres of mineral rights interests held by Pope; that we expect to drill as many as four exploratory or stratigraphic wells in this area later this year to test various coals underlying the area; and that we are developing non-conventional natural gas reserves. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in drilling, spudding and interpreting data, inability to agree on final documents for closing of our intended agreements, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.